                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                       MCI TELECOMMUNICATIONS CORPORATION


                                      AND


                            CNG COMMUNICATIONS, INC.



                                OCTOBER 22, 1998
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                               TABLE OF CONTENTS


ARTICLE 1-- DEFINITIONS.........................................    1
1.1 "FCC".......................................................    1
1.2 "Governmental Authority"....................................    1
1.3 "Lien"......................................................    1
1.4 "NAU".......................................................    1
1.5 "Permitted Liens"...........................................    1
1.6 "Purchased Assets"..........................................    2
1.7 "Purchase Price"............................................    2
1.8 "Taxes" or "Tax"............................................    2
1.9 "Tax Return"................................................    2

ARTICLE 2 -- ASSET PURCHASE AND SALE............................    2
2.1 Purchase and Sale of Purchased Assets.......................    2
2.2 Purchased Assets............................................    2
2.3 Excluded Assets.............................................    4
2.4 The Price...................................................    6
2.5 Payment of Purchase Price...................................    6
2.6 Allocation of Purchase Price For Tax Reporting Purpose......    6
2.7 Assumption of Assumed Obligations...........................    7
2.8 Excluded Liabilities........................................    7
2.9 Prorations..................................................    7
2.10 Assignment of Contracts....................................    8
2.11 Proceeds...................................................    8

ARTICLE 3 -- CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES.    9
3.1 Closing.....................................................    9
3.2 Items to be Delivered at Closing............................    9
3.3 Further Assurances..........................................   10
3.4 FCC Assignment and Approval.................................   11

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF SELLER...........   11
4.1 Organization................................................   11
4.2 Authorization...............................................   11
4.3 No Interest in Other Entities...............................   12
4.4 Absence of Restrictions and Conflicts.......................   12
4.5 Ownership of Purchased Assets and Related Matters...........   12
4.6 Absence of Certain Changes..................................   13
4.7 Legal Proceedings...........................................   14

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4.8 Compliance with Law.........................................   14
4.9 ATR Employees...............................................   14
4.10 Employee Benefit Plans and Accruals........................   15
4.11 Environmental Matters......................................   15
4.12 Customers of the Business..................................   15
4.13 Warranties.................................................   16

ARTICLE 5 -- REPRESENTATIONS AND WARRANTEES OF PURCHASER........   16
5.1 Organization................................................   16
5.2 Authorization...............................................   16
5.3 Absence of Restrictions and Conflicts.......................   16
5.4 Purchaser Financing.........................................   17
5.5 Brokers, Finders and Investment Bankers.....................   17

ARTICLE 6 -- CERTAIN COVENANTS AND AGREEMENTS...................   17
6.1 Conduct of Business by Seller...............................   17
6.2 Inspection and Access to Information........................   19
6.3 No Solicitation; Acquisition Proposals......................   19
6.4 Reasonable Best Efforts; Further Assurances; Cooperation....   19
6.5 Public Announcements........................................   20
6.6 Supplements to Schedules....................................   20
6.7 Employee Benefit Plans......................................   20
6.8 Employee Matters............................................   21
6.9 Transition Agreements.......................................   21

ARTICLE 7 -- CONDITIONS.........................................   22
7.1 Condition to Each Party's Obligations.......................   22
7.2 Conditions to Obligations of Purchaser......................   22
7.3 Conditions to Obligations of Seller.........................   23

ARTICLE 8 -- POST-CLOSING ACTIVITIES............................   23
8.1 Assignments.................................................   23
8.2 Payroll.....................................................   24
8.3 Financial Information.......................................   24

ARTICLE 9 -- TERMINATION........................................   24
9.1 Termination and Abandonment.................................   24
9.2 Specific Performance and Other Remedies.....................   25
9.3 Effect of Termination.......................................   25

                                       ii
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ARTICLE 10 -- INDEMNIFICATION...................................   25
10.1 Indemnification Obligations of Seller......................   25
10.2 Indemnification Obligations of Purchaser...................   26
10.3 Indemnification Procedure..................................   26
10.4 Limitation on Indemnification..............................   28
10.5 Survival of Indemnification................................   28

ARTICLE 11 -- MISCELLANEOUS PROVISIONS..........................   29
11.1 Notices....................................................   29
11.2 Exhibits and Schedules.....................................   30
11.3 Time of the Essence; Computation of Time...................   30
11.4 Assignment; Successors in Interest.........................   30
11.5 Representations and Warranties.............................   30
11.6 Number; Gender.............................................   30
11.7 Captions...................................................   30
11.8 Controlling Law; Integration; Amendment....................   30
11.9 Severability...............................................   31
11.10 Counterparts..............................................   31
11.11 Enforcement of Certain Rights.............................   31
11.12 Waiver....................................................   31
11.13 Fees and Expenses.........................................   31
11.14 No Third Party Beneficiary................................   31
11.15 Bulk Sales Laws...........................................   32
11.16 Arbitration...............................................   32
11.17 Enforcement Costs.........................................   32


LIST OF SCHEDULES

SCHEDULE 2.1:         SERVICES PROVIDED
SCHEDULE 2.2(A):      SITE LISTING
SCHEDULE 2.2(A)(1):   PHYSICAL INVENTORY
SCHEDULE 2.2(B)(1):   SELLER SITES - ATR COLLOCATED EQUIPMENT
SCHEDULE 2.2(B)(2):   SELLER SITES - SELLER ASSETS
SCHEDULE 2.2(C):      LEASED ASSETS
SCHEDULE 2.2(D):      FCC LICENSES
SCHEDULE 2.2(F):      FIXED ASSETS
SCHEDULE 2.2(I)(A):   OWNED REAL PROPERTY
SCHEDULE 2.2(I)(B):   LEASED REAL PROPERTY
SCHEDULE 2.2(J):      ASSUMED CONTRACTS
SCHEDULE 2.2(K):      SELLER'S LICENSED SOFTWARE
SCHEDULE 2.3(L):      NAU ASSETS

                                      iii
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SCHEDULE 2.2(0):      FAA ASSETS
SCHEDULE 2.2(P):      SELLER DECOM SITES
SCHEDULE 2.3(B):      SELLER ASSETS LOCATED AT ATR SITES
SCHEDULE 2.6:         ALLOCATION OF PURCHASE PRICE
SCHEDULE 2.9:         PRORATIONS
SCHEDULE 3.3(F):      COLLOCATION - SELLER SITES
SCHEDULE 3.3(G):      COLLOCATION - PURCHASER SITES
SCHEDULE 3.3(H):      FCC LICENSES AT FAA SITES
SCHEDULE 4.5(F):      ATR WAREHOUSE SITES
SCHEDULE 4.5(G):      NO THIRD PARTY OPTIONS
SCHEDULE 4.7:         LEGAL PROCEEDINGS
SCHEDULE 4.11 (A):    ENVIRONMENTAL MATTERS - COMPLIANCE
SCHEDULE 4.11 (B):    ENVIRONMENTAL MATTERS - PETROLEUM RELEASES
SCHEDULE 4.13:        WARRANTIES
SCHEDULE 6.8:         REMAINING SELLER EMPLOYEES
SCHEDULE 7.2(E):      NAU CONTRACTS

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of October 22, 1998 (the "Agreement"'), between CNG Communications, Inc., a Delaware corporation ("Purchaser"), and MCI Telecommunications Corporation, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller, through its business unit generally known as American Television Relay ("ATR"), provides certain communications services as identified on Schedule 2.1 hereto (the "Business"); and

     WHEREAS, Seller and Purchaser desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser and Purchaser proposes to purchase from Seller certain assets and properties of the Business (the "Asset Purchase") and Purchaser proposes to assume certain of the liabilities of the Business.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                            ARTICLE 1-- DEFINITIONS

The following capitalized terms shall have the meanings set forth below.

      1.1 "FCC" means the Federal Communications Commission of the United
States.

      1.2 "Governmental Authority" means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local municipal or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      1.3 "Lien" shall mean any mortgage, chattel mortgage, conditional sales contract, pledge, security agreement, lien, charge, encumbrance, restriction, option lease, license, easement, or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

      1.4 "NAU" means Northern Arizona University.

      1.5 "Permitted Liens" means federal, state or local tax liens, landlord liens and mechanic's liens which have attached but for which payment is not yet due or payable, or for which Seller is disputing in good faith the charge that gave rise to such lien and against which Seller will indemnify Purchaser without regard to the Indemnification Limitation or Indemnification Period (as hereinafter defined).

      1.6 "Purchased Assets" shall have the meaning set forth in Section 2.2 below.

      1.7 "Purchase Price" shall have the meaning set forth in Section 2.4 below.

      1.8 "Taxes" or "Tax" are defined to include all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem profits, license, withholding, payroll, employment, workers compensation, excise, severance, stamp, occupation, premium property, or windfall profit taxes, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated payments, estimated taxes, or other taxes, fees, levies, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by the United States or any other jurisdiction in which the Seller conducts activities or is subject to taxing jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof

      1.9 "Tax Return" means any return, report, information return, declaration, statement or other document (including any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Seller) or the administration of any law, regulations or administrative requirements relating to any Tax.


                      ARTICLE 2 -- ASSET PURCHASE AND SALE

      2.1 Purchase and Sale of Purchased Assets.  Subject to the terms and
          -------------------------------------
conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser all right, tide and interest of Seller in and to the assets, properties and rights of Seller described in Section 2.2 other than the Excluded Assets (as hereinafter defined) (the "Purchased Assets"), free and clear of all Liens, except for Permitted Liens, and Purchaser shall purchase, acquire and accept the Purchased Assets.

      2.2 Purchased Assets.  Subject to Section 2.3 hereof respecting Excluded
          ----------------
Assets (which shall not be Purchased Assets), the Purchased Assets shall consist of the following assets, properties and rights of Seller:

          (A) ATR Site Assets.  Except for Excluded Assets located at sites
              ---------------
     listed on Schedule 2.2(A) hereto, all assets located at the Seller's sites identified as ATR sites on Schedule 2.2(A), including microwave and communication towers, generators, transmission equipment, test and other equipment (including that in the possession of

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     field engineers) of Seller (collectively, the "ATR Equipment"), Fixed
     Assets (as hereinafter defined) and all related parts, products and accessories and supplies used or intended for use in the Business, including those at ATR storage sites (together with the ATR Equipment, ATR Collocated Equipment (as hereinafter defined) and the Fixed Assets, collectively, the "ATR Site Assets"), including such ATR Equipment and such other ATR site assets as the Purchaser reasonably determines shall be physically inventoried (the "Physical Inventory") within forty-five (45) days of the execution of this Agreement, such Physical Inventory to be attached hereto as Schedule 2.2(A)(1);

          (B)  Seller Site Assets.
               ------------------

               (1) The transmission equipment, except for Excluded Assets, which is collocated at the Seller's sites listed on Schedule 2.2(B)(1) (the "ATR Collocated Equipment"); and

               (2) The Seller's assets which are located at Seller's sites and which are identified on Schedule 2.2(B)(2) hereto (the "Seller Assets").

          (C) Leased Assets.  The assets listed on Schedule 2.2(C) hereto (the
              -------------
     "Leased Assets") which the Seller uses in the Business.

          (D) All existing FCC authorizations which Seller uses in the Business, including rights to frequencies prior coordinated for growth (subject only to FCC approval), which authorizations and frequencies shall be identified by the Seller within thirty (30) days following the execution of this Agreement and a list provided to Purchaser at such time, such list to be attached hereto as Schedule 2.2(D) (the "FCC Licenses"); provided, however Seller's rights to frequencies at the FAA Sites (as hereinafter defined) and Seller Decom Sites (as hereinafter defined) shall not transfer to Purchaser (subject to FCC approval) until title to the FAA Assets (as hereinafter defined) and the Seller Decom Assets (as hereinafter defined) at each respective site transfers to Purchaser.

          (E) All customer deposits and prepayments arising from or related to the Business ("Deposits");

          (F) All furniture, fixtures, furnishings, fixed assets and other tangible personal property used or intended for use in the Business located at the ATR administrative sites identified on Schedule 2.2(F) ("Fixed Assets");

          (G) All of Seller's right, title and interest, if any, in and to the name "American Television Relay";

          (H) All customer and business information, files, records, data, plans, goodwill and recorded knowledge, including, without limitation, marketing records, warranty records and sales literature, arising from or relating to the Business ("Business Records");

          (I) All of Seller's rights, title and interest in and to (A) the real property of the ATR sites identified on Schedule 2.2(l)(A) which real property is owned by it (the "Owned Real Property"); and, (B) the rental and lease agreements pursuant to which Seller leases the property of the ATR sites identified on Schedule 2.2(l)(B) (the "Leased Real Property");

          (J) Subject to Section 8.1 hereof, all rights of Seller arising after Closing under those contracts, agreements, purchase orders, undertakings and instruments identified on Schedule 2.2(J) ("Assumed Contracts"), including, but not limited to, all NAU contracts except for the NAU Rights;

          (K) All Seller licensed software (the "Licensed Software") on Schedule 2.2(K) hereto, to the extent permitted by Seller's licenses to same;

          (L) All supplies and inventories and office and other supplies of the Business located at the ATR sites identified in Schedules 2.2(A) and (F) ("Supplies");

          (M) All rights under express or implied warranties relating to any of the Purchased Assets to the extent such rights cover claims arising after Closing ("Warranties");

          (N) All of Seller's right, title and interest to the customer receivables related to the Business existing as of the Closing Date, except for the NAU Rights;

          (O) FAA Site Assets. All right, title and interest in and to the
              ---------------
     Seller's Assets located at the sites identified on Schedule 2.2(O) hereto (the "FAA Assets"); provided, however, title and control of such Seller's Assets shall not be transferred until Seller has fulfilled all of its obligations under its contract with the FAA, as it may be amended, changed or modified from time to time (the "FAA Contract") which these assets are used to support; and provided, further, the FCC licenses at the Wittman site shall not transfer to the Purchaser;

          (P) Seller Decom Sites.  All right, title and interest in and to the
              ------------------
     Seller's Assets located at the sites (the "Seller Decom Sites") identified on Schedule 2.2(P) hereto (the "Seller Decom Assets"); however, title and control of such Seller's Assets shall not be transferred to Purchaser until Seller has decommissioned the sites;

          (Q) All rights of Seller to any telephone numbers used in the operation of the Business at ATR Sites.

      2.3 Excluded Assets.  Notwithstanding anything to the contrary set forth
          ---------------
herein, the Purchased Assets shall not include any of the following (hereinafter collectively referred to as "Excluded Assets"):

          (A) Any and all assets, properties, agreements, commitments, contracts or rights of Seller used in Seller's long-distance or local communication services business or operations, including, but not limited to, data and voice transmission, Internet/intranet and wireless services, which are also used in the Business but which are not readily separable from assets used in the Business; provided, however, Seller shall use reasonable efforts to allow Purchaser use of those assets at a mutually agreed upon rate;

          (B) Any and all assets, properties, agreements, commitments, contracts or rights of Seller used in Seller's long-distance or local communication services business or operations, including, but not limited to, data and voice transmission, Internet/intranet and wireless services, which are not used in the Business including, but not limited to, the Seller's assets listed on Schedule 2.3(B) hereto which are located at ATR sites;

          (C) Except for the trade name identified in Section 2.2(G) and the software identified in Section 2.2(K), any and all trademarks, service marks, trade names, technologies, methods, formulations, data bases, copyrights, copyrighted subject matter, copyrightable subject matter, trade secrets, knowhow, inventions (whether patented, unpatented, patentable or unpatentable) and all other intellectual property, together with all tangible embodiments thereof, of Seller and its affiliates,

          (D) The corporate seals, certificates of incorporation, minute books, stock books, tax returns, qualifications to conduct business as a foreign corporation, business licenses, books of account or other constituent records relating to the corporate organization of Seller;

          (E) The rights which accrue to Seller under this Agreement;

          (F) The rights and obligation of Seller as they relate solely to the installation of equipment under the NAU contract for purchase orders issued prior to the Closing Date, including, but not limited to, the purchase of equipment under Seller's purchase orders and the payment by NAU for the installation of such equipment (the "NAU Rights"). CNG shall retain all cash and receivables relating to purchase orders issued prior to or after the Closing Date for services performed by CNG after the Closing Date;

          (G) Except for the software identified in Section 2.2(K), any and all rights or interests in Seller's accounting, billing or other financial operations systems used by Seller in the Business;

          (H) The rights to any of Seller's claims for any federal, state, local or foreign tax refunds;

          (I) All of Seller's frequency licenses, other than the FCC Licenses;

          (J) All of Seller's cash on hand or on deposit arising from or relating to the Business as of the Closing Date and after the Closing Date relating to the NAU Rights;

          (K) Except for customer receivables identified in Section 2.2(N), any and all of Seller's accounts, notes and other receivables, arising prior to, on or after the Closing; and/or

          (L) The assets (the "NAU Assets") located at the ATR Sites which are owned by NAU and which are listed on Schedule 2.3(L) hereto.

      2.4 The Price.  The purchase price for the Purchased Assets (the "Purchase
          ---------
Price") shall be an amount equal to Nine Million Two-Hundred Thousand Dollars ($9,200,000.00), which shall include all applicable sales and use taxes payable as a result of the sale of the Purchased Assets as provided hereunder,

      2.5 Payment of Purchase Price.
          -------------------------

          (A) One-Hundred Eighty-Four Thousand Dollars ($184,000.00) was deposited by Purchaser into an escrow account with Fidelity National Title on July 1, 1998 and shall be paid to Seller within three (3) business days of the execution of this Agreement.

          (B) Seven-Hundred Thirty-Six Thousand Dollars ($736,000.00) shall be paid to Seller upon full execution of this Agreement.

          (C) The remaining Eight-Million Two-Hundred Eighty Thousand Dollars ($8,280,000.00), as it may be increased or decreased based on the proration in Section 2.9, shall be paid in full by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by Seller at or prior to the time of Closing.

     The amount referred to in Paragraph (A) is not refundable to Purchaser should the Asset Purchase not be completed by April 30, 1999. The amount referred to in Paragraph (B) above shall be returned to Purchaser should the Asset Purchase fail to close by April 30, 1999. In the event that Seller fails to convey a Purchased Asset, identified in the Physical Inventory as mutually agreed by Seller and Purchaser as being ental in the operation of the Business as of June 30, 1998, such Purchased Asset was not lost or stolen after the Closing Date and Purchaser notifies Seller of such missing Purchased Asset within thirty (30) days of the Closing Date (as hereinafter defined), the Purchase Price shall be adjusted by an amount which shall be the lesser of (i) the net book value of such Purchased Asset, and (H) the fair market value of the Purchased Asset without regard to the revenue producing capability of such Purchased Asset.

      2.6 Allocation of Purchase Price For Tax Reporting Purpose.  The Purchase
          ------------------------------------------------------
Price shall be allocated among the Purchased Assets m the manner set forth on
Schedule 2.6 attached hereto. Such allocation of the Purchase Price shall be conclusive and binding on Purchaser and Seller for purposes of their federal, and where applicable, state and local income tax returns, and Purchaser and Seller agree not to take positions on any Tax Returns inconsistent with such allocation. Purchaser and Seller shall prepare and timely file all such reports and returns as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), to report such allocation of the Purchase Price.

      2.7 Assumption of Assumed Obligations.  Subject to Section 2.8, at the
          ---------------------------------
Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (hereinafter collectively referred to as the "Assumed Obligations"):

          (A) All of Seller's obligations to be performed after Closing, excluding any obligation which is a pro-ratable expense of Seller under
     Section 2.9 hereof, pursuant to the Assumed Contracts;

          (B) Obligations and liabilities arising out of purchase orders provided that such purchase orders are issued subsequent to the date of this Agreement but prior to the Closing Date in the ordinary course of business, except for purchase orders issued by Seller prior to the Closing Date in support of the NAU Rights, which purchase orders shall remain the property of Seller;

          (C) Any and all Claims that are indemnified by Seller but which are either in excess of the Indemnification Limit or indemnification is not sought by Purchaser during the Indemnification Period; and

          (D) Except as otherwise provided in this Agreement, and subject to
     Section 6.1 hereof, all liabilities arising out of or relating to (i) the operation by Purchaser of the Business; (ii) the operation by the Seller of the Business and the Purchased Assets, including, but not limited to, the FAA Assets, the FAA Sites, the Owned Real Property and the Leased Real Property, prior to Closing (or in the case of the FAA Assets and FAA Sites, prior to the completion of the FAA Contract) for which Purchaser cannot seek indemnification under Article 10 hereof, and (Hi) the use or disposition of the Purchased Assets after Closing.

      2.8 Excluded Liabilities.  Notwithstanding anything to the contrary set
          --------------------
forth herein, in no event shall Purchaser assume or incur any liability or obligation under this Agreement or otherwise become responsible in respect of any liability or obligation of Seller which is not an Assumed Obligation (hereinafter collectively referred to as the "Excluded Liabilities").

      2.9 Prorations.  All property and ad valorem taxes, business licenses,
          ----------
permits, leasehold rentals, utilities and other customarily pro-ratable expenses of Seller relating to the Business payable prior to or subsequent to Closing as listed on Schedule 2.9 and relating to the period of time both prior to and subsequent to Closing will be prorated between Purchaser and Seller at the Closing as of said Closing Date. If the actual amount of any pro-ratable items as of Closing is not known at such time, such proration will be based on the previous year's assessment of such item or such other reasonable basis for estimating such amount as the parties may select, and the parties agree to adjust such proration and pay any underpayment or reimburse any overpayment promptly after the actual amount becomes known, but in no event, later than thirty (30) days thereafter. The net amount due to or from Purchaser under this Section or any other Section in this Agreement, including, but not limited to, Sections 6.1 (C), (H) and (L), shall be used to adjust the amount due from Purchaser pursuant to Section 2.5(C) on the Closing Date.

      2.10 Assignment of Contracts.  Subject to Section 2.3, to the extent that
           -----------------------
the assignment of all or any portion of any Assumed Contract shall require the consent of the other party thereto, Seller shall use commercially reasonable efforts to procure the necessary consents for Purchaser to assume such Contracts prior to Closing, provided that no modification of any such Assumed Contract shall be made without Purchaser's prior written consent. Seller shall bear all usual and ordinary transfer fees associated with obtaining such consents provided, however, that in the event such other party shall attempt to charge an extraordinary transfer fee (defined to require payment of more than $10,000.00) for such transfer, the parties shall consult each other concerning a resolution of such issue. If the consent of the other party or parties to any such Assumed Contract is not obtained in respect of any such Assumed Contract, Seller will, at Seller's expense, cooperate with Purchaser in making reasonable alternative arrangements requested by Purchaser to provide for Purchaser the benefits under any such Assumed Contract, relating to periods subsequent to Closing, including enforcement for the benefit of Purchaser of any and all rights of Seller against the other party thereto with respect to such periods under such Assumed Contract and win promptly pay to Purchaser when received all monies received by Seller relating to such period under any such Assumed Contract. Notwithstanding any other provision of this Agreement, to the extent that such arrangement cannot be made, Purchaser shall have no liability or obligation pursuant to Section 2.7 or otherwise under this Agreement with respect to any such Assumed Contract.

      2.11 Proceeds.  If, after the date hereof and on or prior to the Closing,
          --------
any of the Purchased Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset. At the Closing, Seller shall pay or credit to Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, governmental authority and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller in respect of any Assumed Obligation, Seller shall cause such insurance to be applied toward the payment of such Assumed Obligation.

                  ARTICLE 3 -- CLOSING; ITEMS TO BE DELIVERED;
                               FURTHER ASSURANCES

      3.1 Closing.  The consummation of the transactions contemplated by this
          -------
Agreement is herein referred to as the "Closing". The parties Will use commercially reasonable efforts to close this transaction as expeditiously as possible. The date of the closing (the "Closing Date") shall be five (5) business days after all condition precedents to the Asset Purchase have been met or waived (except for certificates to be delivered by Purchaser and Seller at the Closing). The Closing shall be held at the offices of Seller, located at 4025 North 28th Avenue, Phoenix, Arizona at 10:00 a.m. local time or at such other time and place mutually agreed upon by the parties. Notwithstanding any provisions contained herein seemingly to the contrary, Closing of this transaction shall take place no later than April 30, 1999, unless otherwise agreed to in writing by the parties.

      3.2 Items to be Delivered at Closing.  At the Closing and subject to the
          --------------------------------
terms and conditions herein contained:

          (A) Seller shall deliver to Purchaser the following:

               (1) such bills of sale with covenants of warranty, assignments, endorsements and other good and sufficient documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be reasonably necessary and effective to transfer and assign to, and vest in Purchaser all of Seller's right, title and interest in and to, the Purchased Assets, including without limitation, (A) title in and to all of the Purchased Assets owned by Seller, (B) leasehold interest in and to all of the Leased Assets and the Leased Real Property, and (C) all of Seller's rights under all Assumed Contracts; and

               (2) All of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases (whether in the form of computer tapes or otherwise), related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Purchased Assets;

     and simultaneously with such delivery, all such reasonable steps will be taken as may be reasonably required to place Purchaser in actual physical possession and operating control of the Purchased Assets.

          (B) Purchaser shall deliver to Seller the following:

               (1) the remaining Purchase Price; and

               (2) an undertaking in form reasonably satisfactory to Seller and its counsel pursuant to which Purchaser will assume and agree to pay, discharge or perform, as appropriate, the Assumed Obligations.

          (C) Each of the parties hereto also shall deliver to each other the documents and instruments referred to in the applicable sections of Article 7 hereof.

      3.3 Further Assurances.
          ------------------

          (A) Seller from time to time after the Closing, at Purchaser's reasonable request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances, as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Obligations.

          (B) Purchaser from time to time after the Closing, at Seller's reasonable request, will execute, acknowledge and deliver to Seller such other instruments of assumption, and will take such other actions and execute and deliver such other documents, certifications and further assurances, as Seller may reasonably request in order to enable Purchaser to complete, perform or discharge any of the Assumed Obligations.

          (C) Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

          (D) Purchaser shall allow Seller reasonable access to the records of the Business relating to the periods prior to the Closing Date as may be necessary for Seller to prosecute any actions which may be brought against Seller whether by a customer, vendor or taxing authority. Purchaser further agrees to keep and maintain such records of the Business for a period of seven (7) years after the Closing Date.

          (E) Purchaser also acknowledges that Seller has no obligation to assist Purchaser in managing the financial operations of the Business, including, but not limited to, accounting and billing systems, after the Closing Date.

          (F) Seller shall enter into collocation agreements (the "Purchaser Collocation Agreements") with Purchaser, on terms mutually agreeable to the parties to allow collocation of Purchaser Assets at the Seller sites identified on Schedule 3.3 (F)

     (including, but not limited to, a monthly collocation fee of five hundred dollars ($500) per month per site).


          (G) Purchaser shall enter into collocation agreements (the "Seller Collocation Agreements") with Seller, on terms mutually agreeable to the parties (including, but not limited to, a monthly collocation fee of five hundred dollars ($500) per month per site) to allow collocation of Seller's assets at the Purchaser sites identified on Schedule 3.3(G).

          (H) Seller shall transfer to the Purchaser all of its rights, title and interest in and to the FAA Assets, the FAA Sites, the Seller Decom Sites, the Seller Decom Assets and the FCC licenses listed on Schedule 3.3(H) related thereto, without further payment, upon (i) with respect to the FAA Sites and FAA Assets, completion of all of Seller's obligations under the FAA Contract which require the use of such FAA Assets and FCC licenses; and (ii) with respect to the Seller Decom Sites, Seller Decom Assets and the FCC licenses related thereto, upon completion of the decommissioning of the applicable site. In addition, after completion of the FAA Contract, Purchaser shall have the first right of refusal to purchase any assets, other than FAA Assets, located at the FAA Sites that were obtained by Seller for its FAA contract after execution of this Agreement, provided such right is exercised within six months of the completion of the FAA Contract.

      3.4 FCC Assignment and Approval.  Seller agrees that it will, within
          ---------------------------
forty-five (45) days following the execution of this Agreement, file applications with the FCC necessary to assign the FCC Licenses held by Seller that form Purchased Assets under this Agreement, provided that, Purchaser will file such applications and other documentation as is required by the FCC within such forty-five (45) days in order to effect the assignment of any such FCC Licenses; and provided further that, failure to obtain all necessary FCC approvals and to provide documentation evidencing approvals of the assignment of such FCC Licenses by April 30, 1999 shall result in termination of this Agreement pursuant to either of Sections 9.1(A)(2)(a), 9.1(A)(3) or 9.1(B) below. The parties agree to work cooperatively and expeditiously to file the necessary applications with the FCC and to secure approval of such applications.


             ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser that, except as otherwise set forth on any schedule hereto:

      4.1 Organization.  Seller is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

      4.2 Authorization.  Seller has full corporate power and authority to
          -------------
execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

      4.3 No Interest in Other Entities.  The Purchased Assets do not include
          -----------------------------
any shares of capital stock or any other ownership interests or securities of any corporation, association, partnership, joint venture or other legal entity.

      4.4 Absence of Restrictions and Conflicts.  The execution, delivery and
          -------------------------------------
performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Seller, (ii) any material contract,
(iii) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Seller. Except for compliance with the applicable requirements of the FCC for the assignment of the FCC Licenses, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement by Seller.

      4.5 Ownership of Purchased Assets and Related Matters.
          -------------------------------------------------

          (A) Real Property.  Seller owns (and shall deed to Purchaser at
              -------------
     Closing) the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

          (B) Real Property Leases. All leases for Leased Real Property are in
              --------------------
     full force and effect and constitute the legal, valid, binding and enforceable obligations of Seller, and are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). There are no existing defaults of Seller with respect to any Leased Real

     Property, or of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

          (C) Leased Asset Leases.  All leases for Leased Assets are in full
              --------------------
     force and effect and constitute the legal, valid, binding and enforceable obligations of Seller, and are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). Seller has physical possession of the Leased Assets. There are no existing defaults of Seller with respect to such Leased Assets, or of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

          (D) Personal Property.  Seller has and will transfer good and
              ------------------
     marketable title to all of the ATR Equipment, ATR Collocated Equipment, Seller Assets, FAA Assets and Fixed Assets and Seller owns such ATR Equipment, ATR Collocated Equipment, Seller Assets, FAA Assets and Fixed Assets free and clear of all Liens, except for Permitted Liens.

          (E) Assumed Contracts.  The Assumed Contracts are valid and
              ------------------
     enforceable in accordance with their respective terms with respect to Seller, and are valid and enforceable in accordance with their respective terms with respect to each other party thereto, subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). There is not under any of the Assumed Contracts any existing breach, default or event of default by Seller or event that with notice or lapse of time or both would constitute a breach, default or event of default by Seller, nor does Seller know of, and Seller has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

          (F) Condition of ATR Equipment and ATR Collocated Equipment.  Except
              --------------------------------------------------------
     for the ATR Collocated Equipment and ATR Equipment located at the ATR Sites listed on Schedule 4.5(F), all items of ATR Equipment and ATR Collocated Equipment are usable in the regular and ordinary course of Business and, to the knowledge of Seller, conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto, except for such laws, codes, rules and regulations for which non-compliance therewith would not have a material adverse effect on the Business.

          (G) No Third Party Options.  Except as set forth on Schedule 4.5(G)
              -----------------------
     and in this Agreement, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein.

      4.6 Absence of Certain Changes.
          --------------------------

          (A) Since May 18, 1998 (the "LOI Date"), there has been no actual or threatened (i) material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of the Business, or (H) material damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance.

          (B) Since the LOI Date, there have not been with respect to the Business (i) any extraordinary losses suffered, (H) any Purchased Assets mortgaged, pledged or made subject to any Lien (except for Permitted Liens), (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any material transactions entered into other than in the ordinary course of business, (v) any material agreements, other than this Agreement, to do any of the foregoing or (vi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the Business.

      4.7 Legal Proceedings.  Except as set forth in Schedule 4.7, there are no
          -----------------
suits, actions, claims, proceedings or investigations pending, or threatened against, relating to or involving the Seller, the Business or the Purchased Assets before any court, arbitrator or administrative or governmental body which is reasonably likely to be determined adversely to the Seller and if so adversely determined might result in a material adverse change in the Business or Purchased Assets. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Purchased Assets, the existence of any of the foregoing would result in a material adverse change in the Business or the Purchased Assets.

      4.8 Compliance with Law.  Seller has all authorizations, approvals,
          -------------------
licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies: (i) reasonably necessary to carry on the Business as it is currently being conducted, (ii) to own or hold under lease the properties and assets it owns or holds under lease which relate to the Business, and (iii) to perform all of its obligations under all agreements to which it is a party which relate to the Business (collectively, the "Material Licenses"), except to the extent the failure to have such Material Licenses would not have a material adverse effect on the Business, and Seller is in compliance with all applicable laws, regulations and administrative orders of any state or municipality or of any subdivision thereof to which the Business and its employment of labor used in the Business or its use or occupancy of properties used in the Business are subject except to the extent the failure to comply with such laws, regulations and administrative orders would not have a material adverse effect on the Business.

      4.9 ATR Employees.  Seller has previously provided to Purchaser a true and
          -------------
complete list of all of the employees of Seller involved in the operation of the Business (the "Employees") specifying their office or position and annual rate of compensation and no changes in such information have occurred since such fist was provided, other than in the ordinary course. Seller acknowledges and agrees that all employment agreements, if any, written or oral, between Seller and Seller's Employees are its sole and complete responsibility and are Excluded Liabilities hereunder.

      4.10 Employee Benefit Plans and Accruals. None of Seller's existing or, if
           -----------------------------------
created after the date of this Agreement but prior to the Closing Date, benefit plans (the "Employee Benefit Plans") which the Employees may participate in prior to the Closing Date, including, but not limited to, pension, 401(k), stock purchase, health and welfare and life insurance, will be transferred to the Purchaser as part of the Asset Purchase and any liabilities related to such plans shall be Excluded Liabilities hereunder. Seller has withheld and paid or will pay, any and all employment related taxes required to be withheld under applicable federal, state or local law of the Employees arising out of Employees employment with Seller prior to the Closing Date.

      4.11 Environmental Matters.
           ---------------------

          (A) Except as set forth on Schedule 4.11(A) and to the best of the Seller's knowledge and belief after due inquiry, the operations of the Business are in compliance with all applicable statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. (S)1251 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq.; the Clean Air Act, 42 U.S.C.(S)7401 et seq.; Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq.; the Emergency Planning Community Right-to-Know Act, 42 U.S.C. (S)11001, the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. Seller has not released any hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601(14) into the environment at any property owned, leased or used in connection with the Business (the "Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises. Seller is unaware of any polychlorinated biphenyls located on the Premises. Seller is unaware of any polychlorinated biphenyls releases on the Premises.

          (B) Except as disclosed in Schedule 4.11(B), Seller has had no releases of petroleum or petroleum-based materials from underground storage tanks located on the Premises. The Seller has not received notice of any violation or any potential violation of any environmental statute or regulation nor has it been advised of any claim or liability or any potential claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party with respect to the Assets or the operation of the Business.

      4.12 Customers of the Business. Seller has provided to Purchaser a list of
          -------------------------
the fifteen (15) largest customers of the Business by revenue as of June 30, 1998.

      4.13 Warranties.  Except for the customer contracts set forth on Schedule
           ----------
4.13 hereto, Seller provides no warranties in its customer contracts with respect to the services provided in the Business.

      4.14 Brokers, Finders and Investment Bankers.  Neither Seller nor any of
           ---------------------------------------
its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.


            ARTICLE 5 -- REPRESENTATIONS AND WARRANTEES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

      5.1 Organization.  Purchaser is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      5.2 Authorization.  Purchaser has full corporate power and authority to
          -------------
execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

      5.3 Absence of Restrictions and Conflicts.  The execution, delivery and
          -------------------------------------
performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) any material contract, agreement, commitment or understanding to which Purchaser is a party or to which it or any of its properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser.

      5.4 Purchaser Financing.  Purchaser has provided, or will provide within
          -------------------
thirty (30) calendar days of the date of this Agreement evidence reasonably satisfactory to Seller that it has the ability to pay the Purchase Price.

      5.5 Brokers, Finders and Investment Bankers.  Neither Purchaser nor any of
          ---------------------------------------
its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.


                 ARTICLE 6 -- CERTAIN COVENANTS AND AGREEMENTS

      6.1 Conduct of Business by Seller.  From the date hereof to the Closing
          -----------------------------
Date, Seller will, except as required. in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld:

          (A) Subject to Section 6.1(C) below, carry on the Business in the ordinary and regular course in substantially the same manner as heretofore conducted and will not take any action inconsistent with this Agreement or with the consummation of the Closing;

          (B) Use its reasonable efforts to preserve intact the goodwill and business organization of the Business, to keep the Employees available to Purchaser and to preserve the relationships of the Business with customers and others having business relations with the Business;

          (C) Not (i) sell any of the Purchased Assets other than sales of Purchased Assets in the ordinary course of business consistent with past practices, the proceeds of which shall be credited against the Purchase Price due at Closing; (ii) create, incur or assume any indebtedness secured by the Purchased Assets, (iii) grant, create, incur or suffer to exist any Liens, except for Permitted Liens, on the Purchased Assets which did not exist on the date hereof, or (iv) make any expenditures, commitments or capital acquisitions outside of normal business practices (and in no event more than $100,000.00) without Purchaser's prior consent pending Closing (which consent shall not be unreasonably withheld);

          (D) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with Employees nor grant or agree to grant (either in writing or verbally) any increase in the compensation of Employees (except in the ordinary course), whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

          (E) Perform in all material respects all of its obligations under all customer contracts related to the Business, leases for Leased Real Property and Leased Assets;

          (F) Maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by the Seller with respect to the Business and the Purchased Assets;

          (G) Continue to pay all accounts payable and similar obligations in the ordinary course of business and consistent with past practices;

          (H) Maintain the supplies and inventory maintained by the Business at levels which are consistent with the past practices of the Business, provided, however, that any costs incurred by the Business with respect to such inventory increases shall be an Assumed Obligation and any decreases with respect to such inventory shall be credited against the Purchase Price at Closing;

          (I) Prepare and file all federal, state and local returns for taxes and other tax reports, filings and amendments thereto required to be filed by Seller;

          (J) Continue to provide all regularly scheduled services,

          (K) Use its reasonable efforts to continue to maintain and service the Purchased Assets used in the conduct of the Business in the same manner as has been its consistent past practice; and

          (L) Purchase such additional equipment as the Purchaser shall reasonably request prior to the Closing to be used in the Business, provided, however, such purchases shall be debited to the Purchase Price and paid to Seller at the Closing.

     In connection with the continued operation of the Business between the date of this Agreement and the Closing Date, Seller shall at Purchaser's reasonable request confer in good faith on a regular basis with one or more designated representatives of Purchaser with respect to material matters affecting or impacting the operations of the Business and to consult in general with respect to the ongoing operations of the Business. Seller acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the officers or directors of Seller with respect to matters which are the subject of such consultation. Purchaser acknowledges that, notwithstanding any such consultation, Seller shall have sole and exclusive decision-making authority in respect of the Business, subject to this Section 6.1.

      6.2 Inspection and Access to Information.  Between the date of this
          ------------------------------------
Agreement and the Closing Date, Seller will provide Purchaser and its accountants, counsel and other authorized representatives reasonable access, during normal business hours and under reasonable circumstances to any and all of the Business related premises, properties, contracts, commitments, books, records and other information (including only those tax r filed and those in preparation that relate solely to the Business, but in no event shall Purchaser be entitled to any access to tax returns filed on a combined or consolidated basis with any other lines of businesses of MCI Communications Corporation and MCI WORLDCOM, Inc. or their other subsidiaries) and will cause its officers to furnish to Purchaser and its authorized representatives any and all financial, technical and operating data and other information p g to the Business, as Purchaser shall from time to time reasonably request.

      6.3 No Solicitation; Acquisition Proposals.  From the date hereof until
          --------------------------------------
the Closing or until this Agreement is terminated or abandoned as provided in
Article 9, Seller shall not directly or indirectly (i) solicit or initiate (including by way of furnishing any information) discussions with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving the Business or the Purchased Assets, and Seller will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Seller will notify Purchaser promptly in writing if it becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with it or its representatives with respect to an Acquisition Proposal.

      6.4 Reasonable Best Efforts; Further Assurances; Cooperation.  Subject to
          --------------------------------------------------------
the other provisions of this Agreement, the parties hereto shall each use their reasonable best efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to April 30, 1999, in accordance with the terms hereof, and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (A) Each of Seller and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal state, or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement including, but not limited to, the consent to the assignment of the FCC Licenses by the FCC;

          (B) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action suit or other proceeding to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

          (C) Each party shall give prompt written notice to the other party hereto of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.5 Public Announcements.  It is agreed that a public announcement
          --------------------
(containing mutually agreed upon language) with respect to these transactions shall be made immediately following the full execution of this Agreement. From the date hereof through the Closing Date, the timing and content of all other announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, Employees or the general public shall be mutually agreed upon in advance.

      6.6 Supplements to Schedules.  From time to time up to the Closing Date,
          ------------------------
Seller and Purchaser will promptly notify the other of any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in a Schedule hereto or which is necessary to correct any information in any such Schedule which has been rendered inaccurate thereby. As of the Closing Date, Seller and Purchaser shall supplement or amend their Schedules with respect to any matters arising after the execution hereof and prior to Closing which, if existing or occurring at the date hereof, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby.

      6.7 Employee Benefit Plans.  To the extent required by any Employee
          ----------------------
Benefit Plan, Seller shall retain liability for and shall pay when due all benefits under any of Employee Benefit

Plans which are attributable to expenses incurred or services rendered on or prior to the Closing Date, and, to the extent required by any Employee Benefit Plan, shall also retain liability for and shall pay when due all such amounts attributable to expenses incurred or services rendered after the Closing Date with respect to Employees and their eligible dependents who are confined to a hospital or a nursing institution on the Closing Date, or receiving home health care following a hospital confinement if the illness or injury for which such confinement commenced on or prior to the Closing Date and such Employee or the Employee related to such dependent is on a "leave of absence" or is not otherwise offered employment by Purchaser pursuant to Section 6.8 hereof

      6.8 Employee Matters.
          ----------------

          (A) As of the Closing Date, Purchaser will extend offers of employment to all of the Employees employed in connection with the Business other than those identified on Schedule 6.8 hereto (the "Remaining Seller Employees"). The terms and conditions of any offer of employment pursuant to this
     Section 6.8(A) shall include comparable terms and conditions of employment including, but not limited to, salary, benefits and geographic location. The terms, conditions and types of such offers shall be in the sole discretion of Purchaser and may vary by ATR employee. Seller shall be responsible for terminating any ATR employee who does not accept Purchaser's employment offer and shall retain liability for any and all obligations or liabilities associated with such termination. In the event that Purchaser does not make an offer of employment to an ATR employee and Purchaser hires such employee within twelve (12) months of the Closing, Purchaser shall reimburse Seller for any and all obligations or liabilities incurred by Seller associated with the termination of such ATR employee.

          (B) No later than two (2) weeks prior to the actual Closing, Purchaser shall notify all Employees other than the Remaining Seller Employees that their employment with Seller shall terminate at the Closing and Seller shall terminate such Employees as of the Closing Date.

          (C) Within five (5) business days after Seller's receipt of the Consent (as hereafter defined) from Purchaser, Seller shall deliver to Purchaser as part of the Purchased Assets conveyed hereunder the applicable personnel file for each Employee who Purchaser hires and who shall have consented to the transfer of such file to Purchaser pursuant to a written consent reasonably acceptable to Seller and Purchaser (the "Consent").

          (D) Purchaser and Seller agree that Seller shall be responsible for providing any notice required by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any comparable state or local statutes, rules or regulations as a result of any actions through the Closing Date.

      6.9 Transition Agreements.  After the date hereof, Purchaser and Seller
          ---------------------
agree to negotiate in good faith to establish such transition agreements, other than the Purchaser Collocation Agreements and Seller Collocation Agreements, related to the operation of the Business on terms and conditions mutually acceptable to Purchaser and Seller, the absence of any such agreements shall not be a condition of Purchaser's obligation to pay the Purchase Price.


                            ARTICLE 7 -- CONDITIONS

      7.1 Condition to Each Party's Obligations.  The respective obligations of
          -------------------------------------
each party to effect the transactions contemplated hereby shall be subject to the condition that, as of the Closing, there shall be no effective injunction, writ or pre g order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Business and the Purchased Assets may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement, or which would impose additional unreasonable conditions on the parties hereto in order to consummate the transactions contemplated hereby.

      7.2 Conditions to Obligations of Purchaser.  The obligations of Purchaser
          --------------------------------------
to effect the acquisition of the Business and the Purchased Assets and to assume the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (A) Representations and Warranties.  The representations and
              ------------------------------
     warranties of Seller set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (B) Performance of Obligations of Seller.  Seller shall have performed
              ------------------------------------
     all covenants and agreements required to be performed by it under this Agreement, to the extent such covenants and agreements are required to be performed prior to the Closing Date.

          (C) Authorization of Transaction.  All corporate action necessary by
              ----------------------------
     Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (D) Consents.  The FCC shall have approved the assignment of the FCC
              --------
     Licenses and all consents, authorizations, orders and approvals of (or filings or registrations of the FCC Licenses with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for such consents, authorizations, orders and approvals, the absence of which would not have a material adverse effect on the Business. In addition, Seller shall have obtained all consents to assignment of, or, in lieu thereof, licenses to use, the Leased Real Property.

          (E) Assignment of all NAU contracts identified on Schedule 7.2(E) hereto.

          (F) Certificates.  Seller shall furnish Purchaser with a certificate
              ------------
     of its appropriate officers as to compliance with the conditions set forth in Sections 7.2(A), (B) and (C).

      7.3 Conditions to Obligations of Seller.  The obligations of Seller to
          -----------------------------------
effect the sale of the Business and the Purchased Assets and the assignment of the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (A) Representations and Warranties.  The representations and
              ------------------------------
     warranties of Purchaser set forth in Article 5 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (B) Performance of Obligations of Purchaser.  Purchaser shall have
              ---------------------------------------
     performed all covenants and agreements required to be performed by it under this Agreement, including, but not limited to, delivery of the Purchase Price, to the extent such covenants and agreements are required to be performed prior to the Closing Date.

          (C) Authorization of Transaction.  All corporate action necessary by
              ----------------------------
     Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (D) Consents.  The FCC shall have approved the assignment of the FCC
              --------
     Licenses and all consents, authorizations, orders and approvals of (or filings or registrations of the FCC Licenses with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for such consents, authorizations, orders and approvals, the absence of which would not have a material adverse effect on the Business.

          (E) Certificates.  Purchaser shall furnish Seller with a certificate
              ------------
     of its appropriate officers as to compliance with the conditions set forth in Sections 7.3(A), (B) and (C).

                      ARTICLE 8 -- POST-CLOSING ACTIVITIES

      8.1 Assignments.  With respect to each of the Assumed Contracts and the
          -----------
leases related to the Leased Assets, the Purchaser and Seller shall exercise reasonable good faith efforts to obtain consents, each upon terms and conditions satisfactory to Purchaser to the assignments of such documents to Purchaser as soon as reasonably practicable.

      8.2 Payroll.  Seller shall make the regularly scheduled salary payments to
          -------
the Former Seller Employees for the period ending with Closing.

      8.3 Financial Information.  Seller shall deliver to Purchaser monthly
          ---------------------
statements of revenue and expenditures as Purchaser shall reasonably request up to the Closing.


                            ARTICLE 9 -- TERMINATION

      9.1 Termination and Abandonment.  This Agreement may be terminated:
          ---------------------------

          (A)  at any time prior to the Closing:

               (1) by mutual agreement of the Purchaser and Seller;

               (2)  by Seller,

                    (a) if the conditions set forth in Sections 7.1 and 7.3
               hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before April 30, 1999, unless extended by the mutual agreement of Purchaser and Seller or if the reason for such noncompliance was the result of Seller's actions; or

                    (b) if Purchaser has not delivered to Seller within thirty
               (30) calendar days of the date of this Agreement evidence reasonably satisfactory to Seller that Purchaser can pay the Purchase Price; or

               (3) by Purchaser, if the conditions set forth in Sections 7.1 and
          7.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Seller on or before April 30, 1999, unless extended by the mutual agreement of Purchaser and Seller or if the reason for such noncompliance was the result of Purchaser's actions; or

          (B) if the Closing has not occurred by April 30, 1999, unless extended by the mutual agreement of Purchaser and Seller.

     In the event of a termination by Purchaser under Sections 9.1(A)(3) or 9.1(B), Purchaser shall be entitled to a refund of the amount paid to Seller pursuant to Section 2.5(B) above.

      9.2 Specific Performance and Other Remedies.  The parties hereto each
          ---------------------------------------
acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, m the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

      9.3 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
pursuant to this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Section 2.5, Section 6.5, Section 9.1, Section 11.13, this Section and the previously executed Nondisclosure Agreement between the Purchaser and the Seller dated February 19, 1997, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.


                         ARTICLE 10 -- INDEMNIFICATION

      10.1 Indemnification Obligations of Seller. Subject to the limitations set
           -------------------------------------
forth in Sections 10.4 and 10.5 below, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages (collectively, the "Purchaser Losses") whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (A) Any Excluded Liability or any and all other liabilities and obligations of Seller of any nature whatsoever, except the Assumed Obligations;

          (B) Any and all actions, suits, claims, or legal, administrative, arbitration (other than arbitrations pursuant to Section 11.16 of this Agreement), governmental or other proceedings or investigations against any Purchaser Indemnified Party that relate to Seller or the Business to the extent the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any affiliate, officer, director, employee, agent, representative or subcontractor of Seller; or

          (C) Any fraud, willful misconduct, bad faith or any breach (intentional or otherwise) of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement, including the schedules hereto.

      10.2 Indemnification Obligations of Purchaser.  Subject to the limitations
           ----------------------------------------
set forth in Sections 10.4 and 10.5 below, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages (collectively, the "Seller Losses") whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (A) Any Assumed Obligation or any and all other liabilities of Purchaser of any nature whatsoever, except for Excluded Liabilities;

          (B) Any and all actions, suits, claims, or legal, administrative, arbitration (other than arbitrations pursuant to Section 11.16 of this Agreement), governmental or other proceedings or investigations any Seller Indemnified Party that relate to Purchaser or the Business to the extent the principal event giving rise thereto occurred subsequent to the Closing Date or which result from or arise out of any action or inaction subsequent to the Closing Date of Purchaser or any affiliate, officer, director, employee, agent, representative or subcontractor of Purchaser; or

          (C) Any fraud, willful misconduct, bad faith or any breach (intentional or otherwise) of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement.

      10.3 Indemnification Procedure.
           -------------------------

          (A) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Purchaser or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are and to cooperate in good faith with each other with respect to the defense of any such action.

          (B) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

          (C) Seller and Purchaser shall not be entitled to exercise any other remedies provided by applicable law unless and until the Indemnified Party has complied, in all material respects, with the procedures in this Article 10, provided, however, that if the Indemnifying Party refuses to honor its indemnification obligation hereunder in accordance with this Article 10, nothing contained herein shall prevent the Indemnified Party from seeking to enforce such obligation in any manner provided by applicable law. Notwithstanding the foregoing sentence, in the event the Indemnifying Party refuses to honor its indemnification obligation hereunder in accordance with this Article 10 and the Indemnified Party seeks to enforce such obligation in a proceeding under applicable law, the Indemnified Party shall be entitled to recover such amounts as the Indemnified Party would have been entitled to be paid by the Indemnifying Party under this Article 10.

          (D) Subject to Section 10.3(A) above, in the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as practicable after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall use their good faith efforts to establish the merits and amount of such claim by mutual agreement. If no such mutual agreement is reached within twenty (20) days of such notice, the Indemnified Party may pursue remedies available under applicable laws to establish the merits and amount of such claim, subject to the other provisions of this Section 10.3.
     Within five (5) business days of the final determination of the merits and amount of such claim (whether by mutual agreement, litigation or otherwise), the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

      10.4 Limitation on Indemnification.  No claim for indemnification shall be
           -----------------------------
brought by an Indemnified Party hereunder until such party has accumulated an aggregate amount of claims equal to or exceeding Fifty Thousand Dollars ($50,000.00) nor shall any Indemnifying Party be required to pay in the aggregate more than Two Million Dollars ($2,000,000.00) (the "Indemnifi cation Limitation") for all claims brought under this Article 10. NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, AN INDEMNIFYING PARTY SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE) RESULTING FROM, ARISING OUT OF, OR RELATED TO ITS PERFORMANCE OR ITS FAILURE TO PERFORM ANY OF ITS OBLIGATIONS OR BREACH OF THIS AGREEMENT, WHETHER OR NOT IT HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, THE POSSIBILITY OF SUCH DAMAGES.

      10.5 Survival of Indemnification.  The indemnification provisions under
           ---------------------------
this Article 10, as they relate to an Indemnifying Party, shall survive the termination of this agreement or the Closing Date, whichever is earlier, for a period (the "Indemnification Period") which shall be the lesser of (i) three (3) years; and (H) the period required to meet the Indemnification Limitation for the applicable Indemnifying Party; provided, however, the indemnification period for Taxes shall be the applicable statute of limitation available to applicable taxing authorities to make claims on Tax Returns for periods prior to the Closing Date.


                     ARTICLE 11 -- MISCELLANEOUS PROVISIONS

      11.1 Notices.  All notices, communications and deliveries hereunder shall
           -------
be made in writing signed by the party making the same and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:


     To Purchaser:


          CNG Communications, Inc.
          4601 E.  Ft.  Lowell, Ste. 102
          Tucson, Arizona 85712
          Attn:  Paul Bishop
          Facsimile No.:  (520) 318-9120


     To the Seller:

          MCI Telecommunications Corporation
          1801 Pennsylvania Avenue, N.W.
          Washington, D.C.  20006
          Attn: Vice President - Planning, Analysis and Administration Facsimile No.: (202) 887-2109

     With copies to:

          MCI Telecommunications Corporation
          4025 North 28th Avenue
          Phoenix, Arizona 85017
          Attn:  Senior Manager- ATR Operations
          Facsimile No.:  (602) 279-6393

          MCI Telecommunications Corporation
          1801 Pennsylvania Avenue, N.W.
          Washington, DC 20006
          Attn:  General Counsel
          Facsimile No.:  202-887-2047

or to such other representative or at such other address of a party as such party hereto may furnish to the other party by like notice.

      11.2 Exhibits and Schedules.  The Exhibits and the Schedules hereto are
           ----------------------
hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      11.3 Time of the Essence; Computation of Time.  Time is of the essence for
           ----------------------------------------
each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Tucson, Arizona are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

      11.4 Assignment; Successors in Interest.  No assignment or transfer by
           ----------------------------------
Purchaser or Seller of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

      11.5 Representations and Warranties. The representations and warranties of
           ------------------------------
Seller and Purchaser set forth in this Agreement shall not be extinguished by the Closing and shall survive the Closing Date and shall remain in full force and effect through the Indemnification Period.

      11.6 Number; Gender. Whenever the context so requires, the singular number
           --------------
shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

      11.7 Captions.  The titles, captions and table of contents contained in
           --------
this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits and Schedules are references to Exhibits and Schedules to this Agreement.

      11.8 Controlling Law; Integration; Amendment.
           ---------------------------------------

          (A) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona without reference to Arizona's choice of law rules. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

          (B) This Agreement may not be amended, modified or supplemented except by written agreement duly authorized and executed by each of the parties hereto.

      11.9 Severability.  Any provision hereof which is prohibited or
           ------------
unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

      11.10 Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

      11.11 Enforcement of Certain Rights.  Nothing expressed or implied in this
            -----------------------------
Agreement is intended, or shall be construed, to confer upon or give any person, form or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

      11.12 Waiver. At any time prior to the Closing, the parties hereto may, to
            ------
the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein, and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      11.13 Fees and Expenses.  Purchaser shall pay its own fees, costs and
            -----------------
expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel. Seller shall pay its own

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

fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

      11.14 No Third Party Beneficiary.  The terms and provisions of this
            --------------------------
Agreement are intended solely for the benefit of each party hereto and their respective permitted successors or assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnity under this Agreement.

      11.15 Bulk Sales Laws.  The Parties hereto waive compliance with the "bulk
            ---------------
sales" provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Seller owns the Purchased Assets to be conveyed to the Purchaser hereunder and any other "bulk sales" law of any jurisdiction that is applicable to the transactions contemplated hereby, except for "bulk sales" law with respect Taxes.

      11.16 Arbitration. Without prejudice to any Party's right to seek
            -----------
equitable relief (including, but not limited to, injunction) from a court, any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that this provision and the Arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court.

      11.17 Enforcement Costs.  In the event any party hereto institutes an
            -----------------
action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding shall be paid all reasonable attorneys' fees and costs (including, without limitation, expert witness fees, investigation costs, costs of tests and analysis, travel and accommodation expenses, deposition and trial transcript costs and court costs) to enforce such rights by the other party, such fees and costs to be set by the court not by a jury and to be included in the judgment entered in such proceeding.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


CNG COMMUNICATIONS, INC.



By   /s/ Paul Bishop
     -----------------------
      Name:  Paul Bishop
      Title:    President


MCI TELECOMMUNICATIONS CORPORATION


By   /s/ Wayne M. Rehberger
     --------------------------------
      Name:  Wayne M.  Rehberger
      Title:    Vice President

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